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Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Stream Global Services, Inc.

        We have audited the accompanying consolidated balance sheets of Stream Global Services, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stream Global Services, Inc. at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
February 26, 2013, except for the presentation of the Consolidated Statements of Comprehensive Income (Loss), discussed in Note 3 to the consolidated financial statements, as to which the date is June 3, 2013

STREAM GLOBAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$18,735	$23,248
Accounts receivable, net of allowance for bad debts of $0 and $263 at December 31, 2012 and 2011, respectively	164,929	165,963
Income taxes receivable	2,282	644
Deferred income taxes	8,586	13,061
Prepaid expenses and other current assets	18,140	14,117

Total current assets	212,672	217,033
Equipment and fixtures, net	96,851	87,611
Deferred income taxes	3,483	3,711
Goodwill	226,749	226,749
Intangible assets, net	52,340	66,671
Other assets	11,933	14,921

Total assets	$604,028	$616,696

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$16,359	$12,489
Accrued employee compensation and benefits	58,035	60,310
Other accrued expenses	20,677	28,429
Income taxes payable	1,115	1,919
Current portion of long-term debt	5,333	453
Current portion of capital lease obligations	9,279	10,743
Other current liabilities	5,387	6,251

Total current liabilities	116,185	120,594
Long-term debt, net of current portion	240,354	239,774
Capital lease obligations, net of current portion	5,967	9,964
Deferred income taxes	15,673	19,103
Other long-term liabilities	15,953	13,817

Total liabilities	394,132	403,252
Commitments and contingencies (Note 12 and 17):
Stockholders' equity:
Voting common stock, par value $0.001 per share, 1 share authorized and outstanding	—	—
Additional paid-in-capital	336,572	332,960
Accumulated deficit	(120,031)	(107,084)
Accumulated other comprehensive loss	(6,645)	(12,432)

Total stockholders' equity	209,896	213,444

Total liabilities and stockholders' equity	$604,028	$616,696

See accompanying notes to consolidated financial statements.

STREAM GLOBAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,
	2012	2011	2010
Revenue	$860,311	$846,907	$800,173
Direct cost of revenue	502,050	494,426	469,537

Gross profit	358,261	352,481	330,636
Operating expenses:
Selling, general and administrative expenses	261,069	266,252	265,705
Severance, restructuring and other charges, net	14,401	10,769	11,899
Depreciation and amortization expense	59,068	60,322	65,903

Total operating expenses	334,538	337,343	343,507

Income (loss) from operations	23,723	15,138	(12,871)
Other expenses, net:
Foreign currency loss (gain)	1,377	3,902	(508)
Interest expense, net	30,026	28,780	30,720

Total other expenses, net	31,403	32,682	30,212

Loss before provision for income taxes	(7,680)	(17,544)	(43,083)
Provision for income taxes	5,267	6,093	10,392

Net loss	$(12,947)	$(23,637)	$(53,475)

See accompanying notes to consolidated financial statements.

STREAM GLOBAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Year Ended December 31,
	2012	2011	2010
Net loss	$(12,947)	$(23,637)	$(53,475)
Other comprehensive income (loss):
Change in unrealized gain (loss) on forward exchange contracts, net of tax	5,689	(7,764)	5,445
Change in cumulative translation adjustment(1)	98	(3,561)	(2,820)

Comprehensive loss	$(7,160)	$(34,962)	$(50,850)

(1)
During the year ended December 31, 2012, we substantially liquidated our investment in our subsidiary in Costa Rica. Accordingly, we recognized $228 from cumulative translation adjustment to other foreign currency loss in our statement of operations. There were no sales or liquidations of investments in foreign entities during the other periods presented. Therefore, there is no adjustment for 2011 and 2010.

See accompanying notes to consolidated financial statements.

STREAM GLOBAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(In thousands)

	Common Stock
					Accumulated Other Comprehensive Income (Loss)
	Shares	Par Value	Additional Paid in Capital	Accumulated Deficit		Total
Balances at December 31, 2009	1	$—	$337,115	$(29,972)	$(3,732)	$303,411
Net loss	—	—	—	(53,475)	—	(53,475)
Currency translation adjustment	—	—	—	—	(2,820)	(2,820)
Unrealized gain on derivatives, net of tax	—	—	—	—	5,445	5,445
Common stock issued for pre-emptive rights	—	—	80	—	—	80
Warrant exercises	—	—	2,306	—	—	2,306
Stock option exercises and vesting of restricted stock	—	—	192	—	—	192
Stock-based compensation expense	—	—	6,429	—	—	6,429
Taxes withheld on restricted stock	—	—	(242)	—	—	(242)
Repurchase of warrants	—	—	(1,608)	—	—	(1,608)

Balances at December 31, 2010	1	$—	$344,272	$(83,447)	$(1,107)	$259,718
Net loss	—	—	—	(23,637)	—	(23,637)
Currency translation adjustment	—	—	—	—	(3,561)	(3,561)
Unrealized loss on derivatives, net of tax	—	—	—	—	(7,764)	(7,764)
Stock-based compensation expense	—	—	2,356	—	—	2,356
Taxes withheld on restricted stock	—	—	(23)	—	—	(23)
Repurchase of common stock	—	—	(13,645)	—	—	(13,645)

Balances at December 31, 2011	1	$—	$332,960	$(107,084)	$(12,432)	$213,444
Net loss	—	—	—	(12,947)	—	(12,947)
Currency translation adjustment	—	—	—	—	98	98
Unrealized gain on derivatives, net of tax	—	—	—	—	5,689	5,689
Stock-based compensation expense	—	—	3,623	—	—	3,623
Taxes withheld on restricted stock	—	—	(11)	—	—	(11)

Balances at December 31, 2012	1	$—	$336,572	$(120,031)	$(6,645)	$209,896

See accompanying notes to consolidated financial statements

STREAM GLOBAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2012	2011	2010
Operating Activities:
Net loss	$(12,947)	$(23,637)	$(53,475)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	59,068	60,322	65,903
Amortization of bond discount and debt issuance costs	4,460	3,997	3,579
Deferred taxes	381	811	3,125
Loss on impairment or disposal of assets	445	455	2,884
Noncash stock compensation	3,623	2,356	6,429
Other noncash adjustments	(228)	—	—
Changes in operating assets and liabilities:
Accounts receivable	1,843	13,932	(8,401)
Income taxes receivable	(223)	(885)	1,732
Prepaid expenses and other current assets	(742)	800	4,050
Other assets	(1,058)	744	1,398
Accounts payable	3,828	1,754	(2,539)
Accrued expenses and other liabilities	(6,483)	(10,534)	(2,241)

Net cash provided by operating activities	51,967	50,115	22,444
Investing Activities:
Additions to equipment and fixtures	(48,701)	(39,312)	(22,904)

Net cash used in investing activities	(48,701)	(39,312)	(22,904)
Financing Activities:
Net borrowings (payments) on line of credit (Note 12)	(10,075)	20,250	9,004
Proceeds from issuance of debt	14,819	1,300	—
Payments on long-term debt	(1,244)	(231)	(90)
Payments of capital lease obligations	(12,290)	(10,685)	(7,529)
Proceeds from capital leases	630	—	1,669
Proceeds from exercise of warrants	—	—	2,307
Proceeds from issuance of common stock related to pre-emptive rights and stock options	—	—	268
Tax payments on withholding of restricted stock	(11)	(23)	(233)
Repurchase of warrants	—	—	(1,608)
Repurchase of common stock	—	(13,645)	—

Net cash provided by (used in) financing activities	(8,171)	(3,034)	3,788
Effect of exchange rates on cash and cash equivalents	392	(3,010)	233

Net increase (decrease) in cash and cash equivalents	(4,513)	4,759	3,561
Cash and cash equivalents, beginning of period	23,248	18,489	14,928

Cash and cash equivalents, end of period	$18,735	$23,248	$18,489

Supplemental Cash Flow Information:
Cash paid for interest	$26,158	$25,908	$25,664
Cash paid for income taxes	7,787	9,776	10,550
Noncash Financing Activities:
Capital lease financing	6,043	11,772	8,219

See accompanying notes to consolidated financial statements.

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012

(In thousands)

Note 1—Our History and Summary of Various Transactions

        Stream Global Services, Inc. ("we", "us", "Stream", the "Company" or "SGS") is a corporation organized under the laws of the State of Delaware. We were incorporated on June 26, 2007. We consummated our initial public offering in October 2007. In October 2009, we acquired EGS Corp., a Philippines corporation ("EGS") in a stock-for-stock exchange.

        On April 27, 2012, Stream Acquisition, Inc., a Delaware corporation ("MergerSub") wholly-owned by SGS Holdings LLC (now SGS Holdings, Inc.) ("Parent"), entered into a Contribution and Exchange Agreement, pursuant to which Parent contributed 73,094 SGS shares (approximately 96.2% of all outstanding SGS shares) to MergerSub. Immediately thereafter, MergerSub effected a merger (the "Merger") pursuant to which MergerSub was merged with and into the Company, with the Company continuing as the surviving corporation. As a result of the Merger, the Company became a wholly-owned subsidiary of Parent, which is controlled by affiliates of Ares Corporate Opportunities Fund II, L.P., EGS Dutchco B.V. and NewBridge International Investments Ltd. (collectively, the "Sponsors").

        The Sponsors constitute a group of stockholders who, prior to the time of and following the Merger, held a majority of the voting ownership of SGS through a parent entity. Since 2009, the Sponsors have been parties to a stockholders agreement related to the investment in SGS that provides for, among other things, the composition of the board of directors of SGS and certain voting and governance rights of SGS. The Merger was a common control transaction as defined in Emerging Issues Task Force ("EITF") Issue No. 02-5, Definition of "Common Control" in Relation to Accounting Standards Codification ("ASC") 805, Business Combinations ("ASC 805"). The Sponsors represent a group of stockholders that hold more than 50% of the voting ownership interest of each entity and contemporaneous written evidence of an agreement to vote a majority of the entities' shares in concert existed at the time of the Merger. Accordingly, the Merger has been accounted for at the carrying amounts of the equity interests transferred. Therefore, there was no change in the basis of the assets and liabilities of the Company. Equity accounts have been retroactively presented to show the common shares as a result of the Merger.

Note 2—Our Business

        We are a global business process outsourcing ("BPO") service provider specializing in customer relationship management ("CRM"), including sales, customer care and technical support primarily for Fortune 1000 companies. Our clients include multinational computing/hardware, telecommunications service providers, software/networking, entertainment/media, retail, travel and financial services companies. Our service programs are delivered through a set of standardized best practices and sophisticated technologies by a highly skilled multilingual workforce with the ability to support 35 languages across approximately 51 service centers in 22 countries. We continue to expand our global presence and service offerings to increase revenue, improve operational efficiencies and drive brand loyalty for our clients.

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 3—Retrospective Application of Accounting Standard

        In June 2011, the FASB amended its guidance on the presentation of comprehensive income (loss). Under the amended guidance, an entity has the option to present comprehensive income (loss) in either one or two consecutive financial statements. The Company decided to present comprehensive income (loss) in two consecutive financial statements. The amendment became effective retrospectively for the Company's interim period ended March 31, 2012.

        In December 2011, the FASB issued additional guidance related to the presentation of other comprehensive income. This guidance is intended to allow the FASB time to reconsider whether it is necessary to require entities to present the effects of reclassifications out of accumulated other comprehensive income in both the statement in which net income is presented and the statement in which other comprehensive income is presented. This guidance defers the effective date of only those provisions in the other comprehensive income guidance that relate to the presentation of reclassification adjustments out of other comprehensive income and reinstates the previous requirements to present reclassification adjustments either on the face of the statement in which other comprehensive income is reported or to disclose them in a note to the financial statements. The amendments in this new guidance became effective at the same time as the amendments in the other comprehensive income guidance explained above. The Company's adoption of this standard did not have a material impact on the Company's financial position, results of operations or cash flows.

        Effective January 1, 2013, the Company became a non-accelerated filer and is required to provide balance sheets as of the two most recent fiscal years and statements of operations, statements of comprehensive income (loss), statements of stockholders' equity and statements of cash flows for the three most recent fiscal years. Prior to January 1, 2013, the Company was a "smaller reporting company." As such, the Company is revising its financial statements and other information included in the Annual Report on Form 10-K for the year ended December 31, 2012 (the "2012 Form 10-K") to provide statements of operations, statements of comprehensive income (loss), statements of stockholders' equity and statements of cash flows for the fiscal year ended December 31, 2010 and these retrospectively applied changes in accounting principles or basis of presentation for such fiscal year.

Note 4—Basis of Presentation

        Our consolidated financial statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011, and 2010 include our accounts and those of our wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. Certain reclassifications have been made to cash and accounts payable in the December 31, 2011 consolidated financial statements to conform to the 2012 financial statement presentation. The reclassifications have no impact on net loss.

        In compliance with ASC 810, Consolidation ("ASC 810"), the Company analyzes its contractual arrangements to determine whether they represent variable interests in a variable interest entity ("VIE") and, if so, whether the Company is the primary beneficiary. ASC 810 requires the Company to consolidate a VIE if the Company is determined to be the primary beneficiary regardless of ownership

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 4—Basis of Presentation (Continued)

of voting shares. The Company is the primary beneficiary of a VIE in China, which it consolidates. The assets, liabilities and obligations of the VIE are not material to these consolidated financial statements.

        Results of operations for the year ended December 31, 2012 comprise the results of SGS and MergerSub. As a result of the Merger, all treasury stock was cancelled. 75,955 shares of the Company's common stock were cancelled and 1 share of the Company's common stock was reissued. The equity accounts have been retroactively adjusted for the effects of the Merger. MergerSub had no activities and all results presented are those of SGS. We have evaluated subsequent events through the date these financial statements were issued.

Note 5—Summary of Significant Accounting Policies

Use of Estimates

        The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the U.S. ("GAAP") requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. On an on-going basis, we evaluate our estimates including those related to revenue recognition, the allowance for bad debts, derivatives and hedging activities, income taxes including the valuation allowance for deferred tax assets, valuation of long-lived assets, self-insurance reserves, contingencies, litigation and restructuring liabilities, and goodwill and other intangible assets. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ materially from these estimates under different assumptions or conditions.

Cash Equivalents

        We consider all highly liquid investments with maturities at the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents of $14,059 and $15,762 at December 31, 2012 and 2011, respectively, were held in international locations and may be subject to additional taxes if repatriated to the United States. Cash balances held in foreign currency are also subject to fluctuation in their exchange rate if and when converted to U.S. Dollars.

Accounts Receivable and Concentration of Credit Risk

        Financial instruments that potentially subject us to significant concentrations of credit risk are principally accounts receivable. Services are provided to clients throughout the world and in various currencies. Amounts included in accounts receivable are incurred and billable at December 31, 2012.

        We extend credit to our clients in the normal course of business. We do not require collateral from our clients. We evaluate the collectability of our accounts receivable based on a combination of factors that include the payment history and financial stability of our clients, our clients' future plans and various market conditions. In circumstances where we are aware of a specific client's inability to meet

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 5—Summary of Significant Accounting Policies (Continued)

its financial obligations, we record a specific reserve against amounts due. Historically, we have not experienced significant losses on uncollectible accounts receivable. We have a reserve for doubtful accounts of zero and $263 as of December 31, 2012 and 2011, respectively. We did record a bad debt provision of zero, zero, and $162 for the years ended December 31, 2012, 2011, and 2010, respectively.

Equipment & Fixtures and Operating Leases

        Equipment and fixtures are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Furniture and fixtures are depreciated over a five-year life, software over a three- to five-year life and equipment generally over a three- to five-year life. Leasehold improvements are depreciated over the shorter of their estimated useful life or the remaining term of the initial lease. Assets held under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Amortization expense is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the period of the related lease and is recorded in depreciation and amortization expense. Repair and maintenance costs are expensed as incurred.

        The carrying value of equipment and fixtures to be held and used is evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with the authoritative guidance. An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition does not exceed its carrying amount. The amount of the impairment loss, if any, is measured as the amount by which the carrying value of the asset exceeds its estimated fair value, which is generally determined based on appraisals or sales prices of comparable assets. Occasionally, we redeploy equipment and fixtures from underutilized centers to other locations to improve capacity utilization if it is determined that the related undiscounted future cash flows in the underutilized centers would not be sufficient to recover the carrying amount of these assets.

        All of our facilities are leased with lease terms ranging from less than one year to eight years. Amortization of leasehold improvements is recorded ratably over the lesser of the life of the lease or the economic life of the assets. Where we have negotiated rent holidays and landlord or tenant incentives, we record them ratably over the initial term of the operating lease, which commences upon execution of the lease. We estimate fair value of our asset retirement obligations associated with the retirement of tangible long-lived assets such as property and equipment when the long-lived asset is acquired, constructed, developed or through normal operations. We depreciate leasehold improvements over the initial lease term.

Goodwill and Other Intangible Assets

        In accordance with the authoritative guidance, goodwill is reviewed for impairment annually and on an interim basis if events or changes in circumstances between annual tests indicate that an asset might be impaired. Impairment occurs when the carrying amount of goodwill exceeds its estimated fair value. We operate in one reporting unit, which is the basis for impairment testing of all goodwill. We utilize internally developed models to estimate our expected future cash flows in connection with our

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 5—Summary of Significant Accounting Policies (Continued)

estimate of fair value of the reporting unit in the evaluation of goodwill. The key assumptions in our model consist of numerous factors including the discount rate, terminal value, growth rate and the achievability of our longer term financial results. Intangible assets with a finite life are recorded at cost and amortized using their projected cash flows over their estimated useful life. Client lists and relationships are amortized over periods up to ten years, market adjustments related to facility leases are amortized over the term of the respective lease and developed software is amortized over five years. Brands and trademarks are not amortized as their life is indefinite. In accordance with the authoritative guidance, indefinite-lived intangible assets are reviewed for impairment annually and on an interim basis if events or changes in circumstances between annual tests indicate that an asset might be impaired.

        The carrying value of finite-lived intangibles is evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with the authoritative guidance. An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition does not exceed its carrying amount. The amount of the impairment loss, if any, is measured as the amount by which the carrying value of the asset exceeds its estimated fair value, which is generally determined based on appraisals or sales prices of comparable assets.

Financial Information Regarding Segment Reporting

        We have one reportable segment and, therefore, all segment-related financial information required by the authoritative guidance is included in the consolidated financial statements. The reportable segment reflects our operating and reporting structure.

Revenue Recognition

        We generate revenue based primarily on the amount of time our agents devote to a client's program. Revenue is recognized as services are provided. The majority of our revenue is from multi-year contracts and we expect that trend to continue. However, we do provide certain client programs on a short-term basis.

        Our policy is to recognize revenue when the applicable revenue recognition criteria have been met, which generally include the following:

  Persuasive evidence of an arrangement—We use a legally binding contract signed by the client as evidence of an arrangement. We consider the signed contract to be the most persuasive evidence of the arrangement.

  Delivery has occurred or services rendered—Delivery has occurred based on the billable time or transactions processed by each support professional, as defined in the client contract. The rate per billable time or transaction is based on a pre-determined contractual rate. Contractually pre-determined quality and performance metrics may adjust the amount of revenue recognized.

  Fee is fixed or determinable—We assess whether the fee is fixed or determinable at the outset of the arrangement, primarily based on the payment terms associated with the transaction. Our

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 5—Summary of Significant Accounting Policies (Continued)

  standard payment terms are normally within 90 days. Our experience has been that we are generally able to determine whether a fee is fixed or determinable.

  Collection is probable—We assess the probability of collection from each client at the outset of the arrangement based on a number of factors, including the client's payment history and its current creditworthiness. If in our judgment collection of a fee is not probable, we do not record revenue until the uncertainty is removed, which generally means revenue is recognized upon our receipt of the cash payment. Our experience has been that we are generally able to estimate whether collection is probable.

Direct Cost of Revenue

        We record the costs specifically associated with client billable programs identified in a client statement of work as direct cost of revenue. These costs include direct labor wages and benefits of service professionals in our call centers as well as reimbursable expenses such as telecommunication charges. The most significant portion of our direct cost of revenue is attributable to employee compensation, benefits and payroll taxes. These costs are expensed as they are incurred. Direct costs are affected by prevailing wage rates in the countries in which they are incurred and are subject to the effects of foreign currency fluctuations, net of the impact of any cash flow hedges.

Operating Expenses

        Our operating expenses consist of all expenses of operations other than direct costs of revenue, such as payroll and related costs, stock-based compensation, information technology, telecommunications, sales and marketing costs, finance, human resource management and other functions and service center operational expenses such as facility, operations and training and depreciation and amortization.

Income Taxes

        We recognize income taxes in accordance with the authoritative guidance, which requires recognition of deferred assets and liabilities for the future income tax consequence of transactions that have been included in the consolidated financial statements or tax returns. Under this method deferred tax assets and liabilities are determined based on the difference between the carrying amounts of assets and liabilities for financial reporting purposes, and the amounts used for income tax, using the enacted tax rates for the year in which the differences are expected to reverse. We provide valuation allowances against deferred tax assets whenever we believe it is more likely than not, based on available evidence, that the deferred tax asset will not be realized. Further we provide for the accounting for uncertainty in income taxes recognized in financial statements and the impact of a tax position in the financial statements if that position is more likely than not of being sustained by the taxing authority.

        Earnings of our foreign subsidiaries are designated as indefinitely reinvested outside the U.S. If required for our operations in the U.S., most of the cash held abroad could be repatriated to the U.S. but, under current law, would be subject to U.S. federal income taxes (subject to an adjustment for

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 5—Summary of Significant Accounting Policies (Continued)

foreign tax credits). Currently, we do not anticipate a need to repatriate these funds to our U.S. operations.

Contingencies

        We consider the likelihood of various loss contingencies, including non-income tax and legal contingencies arising in the ordinary course of business, and our ability to reasonably estimate the range of loss in determining loss contingencies. An estimated loss contingency is accrued in accordance with the authoritative guidance when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. We regularly evaluate current information available to determine whether such accruals should be adjusted.

Foreign Currency Translation and Derivative Instruments

        The assets and liabilities of our foreign subsidiaries, whose functional currency is their local currency, are translated at the exchange rate in effect on the reporting date, and income and expenses are translated at the average exchange rate during the period. The net effect of translation gains and losses is not included in determining net income (loss), but is reflected in accumulated other comprehensive income (loss) as a separate component of stockholders' equity until the sale or until the liquidation of the net investment in the foreign subsidiary. Foreign currency transaction gains and losses are included in determining net income (loss), and are categorized as "Other income (expense)".

        We account for financial derivative instruments utilizing the authoritative guidance. We generally utilize forward contracts expiring within one to 18 months to reduce our foreign currency exposure due to exchange rate fluctuations on forecasted cash flows denominated in non-functional foreign currencies. Upon proper designation, certain of these contracts are accounted for as cash-flow hedges, as defined by the authoritative guidance. These contracts are entered into to protect against the risk that the value of the eventual cash flows resulting from such transactions will be adversely affected by changes in exchange rates. In using derivative financial instruments to hedge exposures to changes in exchange rates, we expose ourselves to counterparty credit risk. We do not believe that we are exposed to a concentration of credit risk with our derivative financial instruments as the counterparties are well established institutions and counterparty credit risk information is monitored on an ongoing basis.

        All derivatives, including foreign currency forward contracts, are recognized in "Other current assets" or "Other current liabilities" on the balance sheet at fair value. Fair values for our derivative financial instruments are based on quoted market prices of comparable instruments or, if none are available, on pricing models or formulas using current market and model assumptions. On the date the derivative contract is entered into, we determine whether the derivative contract should be designated as a cash flow hedge. Changes in the fair value of derivatives that are highly effective and designated as cash flow hedges are recorded in "Accumulated other comprehensive income (loss)", until the forecasted underlying transactions occur. To date we have not experienced any hedge ineffectiveness of our cash flow hedges that we intended to be effective. Any realized gains or losses resulting from the cash flow hedges are recognized together with the hedged transaction within "Direct cost of revenue". Cash flows from the derivative contracts are classified within "Cash flows from operating activities".

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 5—Summary of Significant Accounting Policies (Continued)

Ineffectiveness is measured based on the change in fair value of the forward contracts and the fair value of the hypothetical derivatives with terms that match the critical terms of the risk being hedged.

        We may also enter into derivative contracts that are intended to economically hedge certain risks, even though we do not qualify for or elect not to apply hedge accounting as defined by the authoritative guidance.

        Changes in fair value of derivatives not designated as cash flow hedges are reported in "Other income (expense)". Upon settlement of the derivatives not qualifying as cash flow hedges, a gain or loss is reported in "Other income (expense)".

        We formally document all relationships between hedging instruments and hedged items, as well as our risk management objective and strategy for undertaking various hedging activities. This process includes linking all derivatives that are designated as cash flow hedges to forecasted transactions. We also formally assess, both at the hedge's inception and on an ongoing basis (as required), whether the derivatives that are used in cash flow hedging transactions are highly effective in offsetting changes in cash flows of hedged items on a prospective and retrospective basis. When it is determined that a derivative is not highly effective as a cash flow hedge or that it has ceased to be a highly effective hedge or if a forecasted transaction is no longer probable of occurring, we discontinue hedge accounting prospectively. At December 31, 2012, all hedges were determined to be highly effective, except for certain hedges where we elect not to apply hedge accounting as defined by the authoritative guidance.

        Our hedging program has been effective in all periods presented and the amount of hedge ineffectiveness has not been material.

        As of December 31, 2012 and 2011, we had approximately $206,535 and $216,491, respectively, of foreign exchange risk hedged using forward exchange contracts. As of December 31, 2012, the forward exchange contracts we held were comprised of $167,140 of contracts determined to be effective cash flow hedges and $39,395 of contracts for which we elected not to apply hedge accounting.

        As of December 31, 2012, 2011, and 2010, the fair market value of these derivative instruments designated as cash flow hedges reflected a gain of $3,558, a loss of $2,424, and a gain of $5,358, respectively. As of December 31, 2012, 2011, and 2010, the fair market value of derivatives for which we elected not to apply hedge accounting reflected a gain of $244, a loss of $1,078, and a gain of $373, respectively. As of December 31, 2012, $3,555 of unrealized gains, may be reclassified from other comprehensive income to earnings within the next 12 months based on current foreign exchange rates. As of December 31, 2012 and 2011, included in other current assets is $586 and included in other current liabilities is $84, respectively, of fair market value of derivatives designated as cash flow hedges that were acquired from a commercial bank in which one of our financial sponsors owns a non-controlling interest.

        For the years ended December 31, 2012, 2011, and 2010, the Company had realized a net gain of $2,114, net loss of $2,878, and a net gain of $1,041, respectively, on hedges for which the Company elected to not apply hedge accounting. For the years ended December 31, 2012, 2011, and 2010, the Company realized net gains of $2,256, $4,416, and $1,986, respectively, on hedges which were deemed

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 5—Summary of Significant Accounting Policies (Continued)

effective cash flow hedges. During the years ended December 31, 2012, 2011, and 2010, the Company realized no gain, and gains of $298, and $5,945 respectively, on hedges which were previously determined to be effective cash flow hedges.

Fair Value of Financial Instruments

        The following table presents information about our assets and liabilities and indicates the fair value hierarchy of the valuation techniques we utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

	December 31, 2012	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable (Level 3)
Description
Forward exchange contracts	$3,802	$—	$3,802	$—

Total	$3,802	$—	$3,802	$—

	December 31, 2011	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable (Level 3)
Description
Forward exchange contracts	$(3,502)	$—	$(3,502)	$—

Total	$(3,502)	$—	$(3,502)	$—

        The fair values of our forward exchange contracts are determined through market, observable and corroborated sources.

        The carrying amounts reflected in the consolidated balance sheets for other current assets, accounts payable, and other liabilities approximate fair value due to their short-term maturities. To the extent we have any outstanding borrowings under our revolving credit facility, the fair value would approximate its reported value because the interest rate is variable and reflects current market rates.

        At December 31, 2012, the fair value of our long term debt was $210,000. The fair value of our long term debt is determined from financial market quotations.

Market Lease Reserve

        We assumed facility leases in connection with the acquisition of EGS. Under the authoritative guidance, the operating leases are to be recorded at fair value at the date of acquisition. We

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 5—Summary of Significant Accounting Policies (Continued)

determined that certain of the facility lease contract rates were in excess of the market rates at the date of acquisition, resulting in an above market lease reserve. The above and below market lease values for the assumed facility leases were recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to each operating lease and (ii) management's estimate of fair market lease rates for each corresponding operating lease, measured over a period equal to the remaining term of the lease. The market lease reserves are amortized as a reduction of base rental expense over the remaining term of the respective leases.

        For the years ended December 31, 2012, 2011, and 2010, the amortization of the market lease reserve, including imputed interest, was $748, $3,298, and $4,412, respectively.

Stock-Based Compensation

        At December 31, 2012, 2011 and 2010, we had a stock-based compensation plan for employees and directors. We adopted the fair value recognition provisions of the financial guidance at our inception. For share-based payments, the fair value of each grant (time-based grants with performance acceleration) is estimated on the date of grant using the Black-Scholes-Merton option valuation. Stock compensation expense is recognized on a straight-line basis over the vesting term, net of an estimated future forfeiture rate. The Company estimates the forfeiture rate annually based on its historical experience of vested and forfeited awards.

Recent Accounting Pronouncements

        In May 2011, the Financial Accounting Standards Board ("FASB") amended its guidance to converge fair value measurement and disclosure guidance in U.S. GAAP with International Financial Reporting Standards ("IFRS"). IFRS is a comprehensive series of accounting standards published by the International Accounting Standards Board. The amendment changes the wording used to describe the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The FASB does not intend for the amendment to result in a change in the application of the requirements in the current authoritative guidance. The amendment became effective prospectively for the Company's interim period ended March 31, 2012. The adoption of this guidance did not have a material impact on the Company's financial position, results of operations or cash flows.

        In July 2012, the FASB issued new accounting guidance that simplifies the impairment test for indefinite-lived intangible assets other than goodwill. The new guidance gives the option to first assess qualitative factors to determine if it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount as a basis for determining whether it is necessary to perform a quantitative valuation test. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning on or after September 15, 2012. The Company adopted this accounting guidance during the fourth quarter of 2012 and this adoption did not have a material impact on the Company's financial position, results of operations or cash flows.

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 6—Goodwill and Intangibles

  Goodwill and Indefinite-Lived Intangible Assets

        We evaluate goodwill and indefinite-lived intangible assets for impairment annually and whenever events or changes in circumstances suggest that the carrying value of goodwill and indefinite-lived intangible assets may not be recoverable. We utilize internally developed models to estimate our expected future cash flow and utilize a discounted cash flow technique to estimate the fair value of the Company in connection with our evaluation of goodwill and indefinite-lived intangible assets. No impairment of goodwill and indefinite-lived intangible assets resulted from our most recent evaluation of goodwill and indefinite-lived intangible assets for impairment, which occurred in the fourth quarter of 2012, nor do we believe any indicators of impairment have occurred. Our next annual impairment assessment will be conducted in the fourth quarter of 2013.

  Intangible Assets

        We review identified intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Recoverability of these assets is measured by comparison of their carrying value to future undiscounted cash flows that the assets are expected to generate over their remaining economic lives. If such assets are considered to be impaired, the impairment to be recognized in the statement of operations is the amount by which the carrying value of the assets exceeds their fair value, determined by either a quoted market price, if any, or a value determined by utilizing a discounted cash flow technique. There were no impairments recorded during the year ended December 31, 2012.

        Intangible assets at December 31, 2012 consisted of the following:

	Estimated useful life	Weighted average remaining life	Gross cost	Accumulated amortization	Net
Customer relationships	Up to 10 years	2.6	$98,749	$63,055	$35,694
Technology-based intangible assets	5 years	1.0	2,198	1,652	546
Trade names	Indefinite	Indefinite	16,100	—	16,100

			$117,047	$64,707	$52,340

        Future amortization expense of our intangible assets for the next five years is expected to be as follows:

	2013	2014	2015	2016	2017	Thereafter
Amortization	$11,497	$7,571	$5,652	$4,435	$3,425	$3,660

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 7—Warrants

        During 2010, we repurchased 2,271 public warrants from holders for $1,608 in privately negotiated transactions. During 2010, holders of our warrants exercised 381 warrants. As of December 31, 2010, there were 7,357 warrants outstanding, including 30 shares of common stock underlying warrants embedded in our units. The warrants expired on October 17, 2011.

Note 8—Severance, Restructuring and Other Charges

        During the year ended December 31, 2012, we recorded a net expense of $14,401, primarily related to salary continuation related to reductions in workforce, legal charges related to our privatization transaction in the second quarter and the closure of call centers and transaction related fees principally related to the Merger and other business development related activities.

        During the year ended December 31, 2011, we recorded a net expense of $10,769, primarily related to salary continuation related to reductions in workforce that occurred in the second and third quarter of 2011, direct third party transaction related expenses incurred related to the review and pursuit of business development related activities, litigation expenses and the release of lease exit liabilities established at one of our facilities.

        During the year ended December 31, 2010, we recorded charges of $11,899, primarily related to lease exit liabilities established in vacated locations and charges related to changes in leadership and management positions within the company.

        Severance, restructuring and other charges, net, consist of the following:

	Year Ended December 31,
	2012	2011	2010
Severance	$5,627	$11,079	$6,501
Lease exit charges	4,898	7	3,443
Asset impairment charges	—	275	1,746
Transaction related expenses	3,876	(592)	209

Severance, restructuring and other charges, net	$14,401	$10,769	$11,899

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 8—Severance, Restructuring and Other Charges (Continued)

        The activity in the Company's restructuring liabilities, which are included in liabilities, is as follows:

	Reduction in work-force and severance	Closure of call centers	Transaction related expense	Total
Balance at December 31, 2010	$2,491	$2,807	$—	$5,298
Expense	11,196	946	—	12,142
Cash Paid	(11,627)	(897)	—	(12,524)
Reversals(1)	(115)	(1,421)	—	(1,536)

Balance at December 31, 2011	$1,945	$1,435	$—	$3,380
Expense	5,627	4,898	3,876	14,401
Cash Paid	(6,530)	(4,061)	(3,406)	(13,997)
Reclassification(2)	—	(462)	—	(462)

Balance at December 31, 2012	$1,042	$1,810	$470	$3,322

(1)
During the year ended December 31, 2011, the Company reversed a previously recorded lease exit reserve.

(2)
During the year ended December 31, 2012, the Company reclassified $462 from restructuring liabilities to deferred rent liabilities.

Note 9—Equipment and Fixtures, Net

        Equipment and fixtures, net, consist of the following:

	December 31, 2012	December 31, 2011
Furniture and fixtures	$17,696	$15,366
Building improvements	66,369	47,870
Computer equipment	70,238	52,560
Software	40,460	30,920
Telecom and other equipment	55,418	54,241
Equipment and fixtures not yet placed in service	1,380	1,577

	$251,561	$202,534
Less: accumulated depreciation	(154,710)	(114,923)

	$96,851	$87,611

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 10—Accrued Employee Compensation and Benefits

        Accrued employee compensation and benefits consist of the following:

	December 31, 2012	December 31, 2011
Compensation related amounts	$28,386	$31,477
Vacation liabilities	14,176	12,534
Medical and dental liabilities	2,078	2,284
Employer taxes	2,098	2,284
Statutory retirement plans	10,860	10,112
Other benefit related liabilities	437	1,619

	$58,035	$60,310

Note 11—Other Accrued Expenses and Other Liabilities

        Other accrued expenses consist of the following:

	December 31, 2012	December 31, 2011
Professional fees	$3,560	$4,364
Accrued interest	6,226	5,963
Occupancy expense	2,108	1,879
Technology expense	1,841	2,623
Forward exchange contracts	204	3,605
Other accrued expenses	6,738	9,995

	$20,677	$28,429

        Other current liabilities consist of the following:

	December 31, 2012	December 31, 2011
Lease exit liability	$1,704	$1,083
Deferred revenue	1,512	1,397
Market lease reserves	946	1,639
Other	1,225	2,132

Total other current liabilities	$5,387	$6,251

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 11—Other Accrued Expenses and Other Liabilities (Continued)

        Other long-term liabilities consist of the following:

	December 31, 2012	December 31, 2011
Deferred rent	$4,415	$1,755
Accrued income taxes	11,143	10,329
Market lease reserves	61	978
Other	334	755

Total other long-term liabilities	$15,953	$13,817

Note 12—Long-Term Debt and Revolving Credit Facility

        Pursuant to an indenture dated as of October 1, 2009 (the "Indenture"), among Stream, certain of our subsidiaries and Wells Fargo Bank, National Association, as trustee, we issued $200 million aggregate principal amount of 11.25% Senior Secured Notes due 2014 (the "Notes") at an initial offering price of 95.454% of the principal amount, the proceeds of which were used to pay off the debt from our Fifth Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of January 8, 2009, as amended, with PNC Bank, National Association and other signatories thereto along with debt acquired from EGS. In addition, we and certain of our subsidiaries (collectively, the "Borrowers") entered into a credit agreement, dated as of October 1, 2009, as amended by the First Amendment to Credit Agreement dated June 3, 2011, the Second Amendment to Credit Agreement dated November 1, 2011 and the Third Amendment to Credit Agreement dated December 27, 2012 (as amended, the "Credit Agreement"), with Wells Fargo Capital Finance, LLC, as agent and co-arranger, and Goldman Sachs Lending Partners LLC, as co-arranger, and each of the lenders party thereto, as lenders, providing for revolving credit financing (the "ABL Facility") of up to $125 million, including a $20 million sub-limit for letters of credit. The ABL Facility has a term of five years or 120 days prior to the maturity of our Notes (including any refinancing or extension of the Notes), whichever is less, at an interest rate of Wells Fargo's base rate plus 150 basis points or LIBOR plus 250 basis points at our discretion. We capitalized fees of $7,815 and $5,642 associated with the Notes and the Credit Agreement, respectively, at the inception of these agreements and subsequent amendments that are being amortized over their respective lives. We amortized $2,613 of such capitalized fees into expense for the year ended December 31, 2012.

        The ABL facility has a fixed charge coverage ratio financial covenant that is operative when our availability under the facility is less than $25 million. As of December 31, 2012, we had $74,342 available under the ABL Facility. We made draws on the ABL Facility of $316,717 and $274,026 for the years ended December 31, 2012 and 2011, respectively, and payments on the ABL Facility of $326,792 and $253,777 for the years ended December 31, 2012 and 2011, respectively. We are in compliance with the financial covenant in the Credit Agreement as of December 31, 2012. Substantially all of the assets of Stream excluding intangible assets secure the Notes and the ABL Facility. See Note 19 for Guarantor Financial Information.

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 12—Long-Term Debt and Revolving Credit Facility (Continued)

        Long-term borrowings consist of the following:

	December 31, 2012	December 31, 2011
Revolving line of credit	$34,680	$44,755
11.25% Senior Secured Notes	200,000	200,000
Other	14,904	1,215

	249,584	245,970
Less: current portion	(5,333)	(453)
Less: discount on notes payable	(3,897)	(5,743)

Long-term debt	$240,354	$239,774

        Minimum principal payments on long-term debt subsequent to December 31, 2012 are as follows:

Total
2013	$5,333
2014	239,688
2015	2,268
2016	736
2017	1,559

Total	$249,584

        We had Letters of Credit in the aggregate outstanding amounts of $3,245 at December 31, 2012 and $5,167 at December 31, 2011, respectively.

        We had $380 and $215 of restricted cash as of December 31, 2012 and 2011, respectively.

Note 13—Accumulated Other Comprehensive Income (Loss)

        The following table shows the components of accumulated other comprehensive income (loss) as of December 31, 2012:

	Unrealized gain on forward exchange contracts, net of tax	Cumulative translation adjustment	Accumulated other comprehensive income (loss)
Beginning balance December 31, 2011	$(2,406)	$(10,026)	$(12,432)
Current period other comprehensive income (loss)	5,689	98	5,787

Ending balance December 31, 2012	$3,283	$(9,928)	$(6,645)

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 13—Accumulated Other Comprehensive Income (Loss) (Continued)

        The following table summarizes activity in other comprehensive income (loss) related to forward exchange contracts held by the Company during the years ended December 31, 2012, 2011 and 2010:

	Year Ended December 31,
	2012	2011	2010
Change in fair value of forward exchange contracts, net of tax	$3,149	$(2,545)	$3,554
Adjustment for net gains/losses realized and included in net income	2,540	(5,219)	1,891

Change in unrecognized gains/losses on forward exchange contracts	$5,689	$(7,764)	$5,445

Note 14—Defined Contribution and Benefit Plans

        We have defined contribution and benefit plans in various countries. The plans cover all full-time employees other than excluded employees as defined in the plans. The participants may make pretax contributions to the plans, and we can make both matching and discretionary contributions. In the years ended December 31, 2012, 2011 and 2010, we recorded $4,417, $3,717 and $3,264, respectively, in matching contributions to the plans. In the years ended December 31, 2012, 2011 and 2010, we made no discretionary contributions to the plans. Our defined benefit plans are funded primarily through annuity contracts with third party insurance companies. We do not have any material obligations under these plans other than funding the annual insurance premiums.

Note 15—Income Taxes

        The domestic and foreign source component of income (loss) before tax is as follows:

	December 31,
	2012	2011	2010
Total US	$(28,647)	$(37,669)	$(68,897)
Total Foreign	20,967	20,125	25,814

Total	$(7,680)	$(17,544)	$(43,083)

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 15—Income Taxes (Continued)

        The components of the income tax expense (benefit) are as follows:

	December 31,
	2012	2011	2010
Current:
Federal	$(42)	$(1,742)	$214
State	147	(37)	326
Foreign	4,795	6,532	6,083

Total Current	$4,900	$4,753	$6,623
Deferred:
Federal	$344	$301	$1,141
State	(98)	24	308
Foreign	121	1,015	2,320

Total Deferred	$367	$1,340	$3,769

Total	$5,267	$6,093	$10,392

        A reconciliation of the provision for income taxes with amounts determined by applying the statutory US Federal rate is as follows:

	December 31,
	2012	2011	2010
Federal tax rate	$(2,688)	$(6,141)	$(15,079)
State and local income taxes, net of federal income tax benefits	(695)	(1,474)	(494)
Foreign income taxed at different rate to US	(483)	(8,698)	(6,226)
Change in valuation allowance	9,891	17,800	22,369
Adjustment to deferreds	(4,131)	(2,784)	1,653
Non deductible expenses related to foreign tax holiday	4,593	10,034	5,469
Credits and tax holidays	(6,378)	(1,227)	(312)
Reserve for uncertain tax positions	1,307	(1,897)	1,009
Permanent items	1,410	(1,214)	626
Foreign inclusions	2,192	1,337	1,161
Other differences	249	357	216

Provision for income taxes	$5,267	$6,093	$10,392

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 15—Income Taxes (Continued)

        Deferred income taxes consist of the following:

	December 31, 2012	December 31, 2011
Deferred tax assets:
Accruals, allowances, and reserves	$8,810	$10,391
Tax credits	11,387	5,752
Loss carry forwards	21,386	25,266
Tangibles/Intangibles	8,902	7,416
Payables/Receivables	29,737	25,964
Market leases	590	717
Other	237	162

	81,049	75,668
Valuation allowance	(68,205)	(58,314)

Total deferred tax assets	12,844	17,354
Deferred tax liabilities:
Intangible assets	16,494	20,655

Total deferred tax liabilities	16,494	20,655

Net deferred tax assets (liabilities)	$(3,650)	$(3,301)

        At December 31, 2012 and 2011, we had $41,547 and $53,696, respectively, of U.S. federal net operating losses, which will expire between 2024 and 2031. At December 31, 2012 and 2011, we had $33,447 and $28,902, respectively, of state net operating losses, which will expire between 2013 and 2031. At December 31, 2012 and 2011, the foreign operating loss carry forwards includes $14,878 and $14,983, respectively, with no expiration date, and $7,190 and $6,906, respectively, of foreign-generated net operating losses, which will expire over various periods through 2021. The net operating losses are evaluated for each foreign jurisdiction and a full valuation allowance established where we believe that it is more likely than not based on available evidence that the asset will not be realized.

        At December 31, 2012, we had $10,064 of credits available for carry forward which will expire between 2013 and 2032, and $1,323 of credits with no expiration date.

        We had recorded a valuation allowance of $68,205 and $58,314 at December 31, 2012 and 2011, respectively, against net operating losses and deferred tax assets for which realization of any future benefit is uncertain due to taxable income limitations.

        We file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. We operate in a number of international tax jurisdictions and are subject to audits of income tax returns by tax authorities in those jurisdictions. We have open audit periods beginning after 2002 through the current period in various jurisdictions and are currently under audit in India, Canada, Philippines and Italy.

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 15—Income Taxes (Continued)

        Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), limits the amount of US tax attributes (Net operating loss carry forwards and tax credits) that can be utilized annually to offset future taxable income based on certain 3-year cumulative increases in the ownership interests of stockholders who are 5% stockholders under the Code. The Company has determined that an ownership change occurred under these federal income tax provisions on April 27, 2012 in connection with the Merger. However, the Company does not expect to generate U.S. taxable income in excess of the annual limitation in 2012.

        On January 2, 2013, President Obama signed into law the American Taxpayer Relief Act of 2012 (often referred to as the "Fiscal Cliff Legislation"). The legislation reinstates retroactively to January 1, 2012 various tax provisions that had expired. Under ASC 740-10-45-15, the effects of changes in tax rates and laws on deferred tax balances are recognized in the period the new legislation is enacted. As this tax legislation was enacted in January 2013, these financial statements do not consider the effects of the legislation. Had this legislation been enacted in 2012, it would have resulted in an additional $8.9 million of net operating loss, approximately $0.5 million of additional tax credits, and $0.5 million of additional state net operating loss in the United States being reflected in these financial statements.

        We have been granted various tax holidays in foreign jurisdictions. These tax holidays are given as an incentive to attract foreign investment and under agreements relating to such tax holidays we receive certain exemptions from taxation on income from export related activities. The income tax benefit from foreign tax holidays was $984, $629 and $416 for the years ended December 31, 2012, 2011 and 2010, respectively. Certain of the tax holidays are set to expire between 2013 and 2031.

        We currently benefit from income tax holiday incentives in the Philippines pursuant to the registrations with the Philippine Economic Zone Authority, or PEZA, of our various projects and operations. Under such PEZA registrations, the income tax holiday of our various PEZA-registered projects in the Philippines expire at staggered dates through 2016. However, if there is an opportunity to renew or extend the holiday every attempt will be made to do so. In the event we are not able to renew, the expiration of these tax holidays will increase our effective income tax rate.

        As of December 31, 2012, approximately $70,856 of earnings held by our foreign subsidiaries are designated as indefinitely reinvested outside the U.S. If required for our operations in the U.S., most of the cash held abroad could be repatriated to the U.S. but, under current law, would be subject to U.S. federal income taxes (subject to an adjustment for foreign tax credits). Currently, we do not anticipate a need to repatriate these funds to our U.S. operations.

        Reconciliation of the beginning and ending total amounts of unrecognized tax benefits (exclusive of interest and penalties) is as follows:

Beginning balance January 1, 2012	$6,326
Additions to tax positions related to the current year	1,586
Additions for tax positions related to the prior year	—
Reductions for tax positions related to prior year	(506)
Lapse of statute of limitations	(416)

Ending balance December 31, 2012	$6,990

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 15—Income Taxes (Continued)

        As of December 31, 2012 and 2011, the liability for unrecognized tax benefits (including interest and penalties) was $11,222 and $10,349, respectively, and was recorded within other long term liabilities in our consolidated financial statements. Included in these amounts is approximately $1,599 for both of the years ended December 31, 2012 and 2011 of un-benefitted tax losses, which would be realized if the related uncertain tax positions were settled. As of January 1, 2012, we had reserved $2,423 for accrued interest and penalties, which increased to $2,633 as of December 31, 2012. We recognize accrued interest and penalties associated with uncertain tax positions as part of the income tax provision. The total amount of net unrealizable tax benefits that would affect the income tax expense, if ever recognized in our consolidated financial statements is $9,623. This amount includes interest and penalties of $2,633. We estimate that within the next 12 months, our unrecognized tax benefits, and interest and penalties, could decrease as a result of settlements with taxing authorities or the expiration of the statute of limitations by $5,054.

Note 16—Stock Options

        The Company's 2008 Stock Incentive Plan (the "2008 Plan") was terminated on April 27, 2012 in connection with the Merger, which was a "Reorganization Event" as defined under the terms of the 2008 Plan. In accordance with the 2008 Plan, the Company elected to offer a cash payment to each holder of unexercised options ("Options") to purchase common stock (whether or not vested) equal to the excess, if any, of (i) $3.25 (the "Merger Price") times the number of shares of common stock subject to such Options over (ii) the aggregate exercise price of such Option and any applicable tax withholdings, in exchange of such Options. There were no outstanding Options with an exercise price less than $3.25 per share of Common Stock, and accordingly, the Company was not required to make any cash payment with the termination of all outstanding Options under the 2008 Plan.

        The 2008 Plan provided for the grant of incentive and nonqualified stock options. The 2008 Plan had authorized grants of up to 10,000 shares of common stock at an exercise price of not less than 100% of the fair value of the common stock at the date of grant. The 2008 Plan provided that the options shall have terms not to exceed ten years from the grant date. During the years ended December 31, 2012, 2011 and 2010, we granted options to purchase 185, 2,130 and 2,769, respectively, shares of our common stock to our employees that were subsequently terminated. Generally, the options vested over a five-year period.

        The per share fair value of options granted was determined using the Black-Scholes-Merton model.

        Stock option activity of the 2008 Plan is presented without retroactive adjustments to reflect the Merger as retroactive presentation would not be meaningful.

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 16—Stock Options (Continued)

        The following assumptions were used for the option grants in the years ended December 31, 2012, 2011 and 2010 under the 2008 Plan:

	Year Ended December 31,
	2012	2011	2010
Option term (years)	6.380	6.380	6.375
Volatility	71.89%	67.15%–74.54%	63.71%–67.88%
Risk-free interest rate	1.14–1.43%	1.15–2.62%	1.57–3.06%
Dividend yield	0%	0%	0%
Weighted-average grant date fair value per option granted	$1.73	$1.74	$3.46

        During the years ended December 31, 2012, 2011 and 2010, respectively, 1,534, 1,225 and 2,066 stock option grants under the 2008 Plan were vested, zero, zero and 35 were exercised, and 5,623, 3,000 and 3,404 were forfeited.

        Stock options under the 2008 Plan during the years ended December 31, 2012 and 2011 were as follows:

	Number of options	Weighted Average Exercise Price	Weighted Average Fair Value	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2010	6,308	$6.13	—	7.64
Granted	2,130	5.44	$1.74
Exercised	—	—
Forfeited or modified	3,000	6.13

Outstanding at December 31, 2011	5,438	$5.86	—	7.56
Granted	185	6.00	$1.73
Exercised	—	—
Forfeited or modified	5,623	5.85

Outstanding at December 31, 2012	—	$—		—

        At December 31, 2012, no stock options were outstanding. There are no shares outstanding, vested, or expected to vest (including forfeiture adjusted unvested shares) as the plan was cancelled.

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 16—Stock Options (Continued)

        The following assumptions were used for the option grants in the year ended December 31, 2012 under the 2012 Plan:

Year ended December 31, 2012
Option term (years)	4.11–5.00
Volatility	39.18–44.35%
Risk-free interest rate	0.54–0.76%
Dividend yield	0%
Weighted-average grant date fair value per option granted	$32.56

        The option term was calculated under the simplified method for all option grants issued during the years ended December 31, 2012, 2011 and 2010. The volatility assumptions were based on a weighted average of the historical volatilities for the Company and its peer group. The risk-free interest rate assumptions were based upon the implied yields from the U.S. Treasury zero-coupon yield curve with a remaining term equal to the expected term in options.

        On June 8, 2012, the Board of Directors and stockholders of Parent approved the 2012 Stock Incentive Plan (the "2012 Plan"). The 2012 Plan provides for the grant of incentive and nonqualified stock options. The 2012 Plan has authorized grants of up to 80 shares of common stock of Parent at an exercise price of not less than 100% of the fair value of the common stock at the date of grant. The 2012 Plan provides that the options shall have terms not to exceed seven years from the grant date. The Compensation Committee of Parent's Board of Directors issued options under the 2012 Plan in the fourth quarter of 2012 as replacement for certain Options terminated under the 2008 Plan. Accordingly, the issuance of options under the 2012 Plan to replace those Options under the 2008 Plan that were terminated were accounted for as a modification. Any previously unrecognized compensation cost related to Options that were replaced will continue to be recognized over the remaining vesting term of the original award. Any incremental value attributable to the replacement awards is computed as of the date that the replacement awards are granted and recognized over the requisite service period of the replacement award. For those Options under the 2008 Plan that were terminated as described above and which were not replaced, the Company has accounted for the termination as a cancellation. Accordingly, management has recognized $1,298 of previously unrecognized compensation costs during the year ended December 31, 2012 related to terminated employees and other employees to whom replacement awards will not be granted.

        During the years ended December 31, 2012, 2011 and 2010, respectively, 17, zero and zero stock option grants under the 2012 Plan were vested, zero were exercised, and 0.3, zero and zero were forfeited.

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 16—Stock Options (Continued)

        Stock options issued under the 2012 Plan during the year ended December 31, 2012 were as follows:

	Number of options	Weighted Average Exercise Price	Weighted Average Fair Value	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2011	—	$—	—	—
Granted	75.0	425.00	$32.56
Exercised	—	—
Forfeited	0.3	—

Outstanding at December 31, 2012	74.7	$425.00		6.82

        At December 31, 2012, we had stock options to purchase 17 shares that were exercisable. The weighted average exercise price of options currently exercisable is $425.00 at December 31, 2012. The weighted average remaining contractual term of options currently exercisable is 6.82 years at December 31, 2012. The total fair value of options vested during the year ended December 31, 2012 was $483. There are 54 shares outstanding, vested, and expected to vest (including forfeiture adjusted unvested shares) with a weighted average exercise price of $425.00 and a weighted average remaining contractual term of 6.82 years.

        For the years ended December 31, 2012, 2011 and 2010, we recognized net stock compensation expense of $3,623, $2,072 and $5,462, respectively, for the stock options in the tables above.

        As of December 31, 2012, 2011 and 2010, the aggregate intrinsic value (i.e., the difference in the estimated fair value of our common stock and the exercise price to be paid by the option holder) of stock options outstanding, excluding the effects of expected forfeitures, was zero. The aggregate intrinsic value of the shares of exercisable stock at December 31, 2012, 2011 and 2010 was zero.

        As of December 31, 2012, 2011 and 2010, there was $2,840, $5,196 and $7,203, respectively, of unrecognized compensation cost related to the unvested portion of time-based arrangements granted under the 2008 Plan. As of December 31, 2012, 2011 and 2010, there was $1,841, zero and zero, respectively, of unrecognized compensation cost related to the unvested portion of time-based arrangements granted under the 2012 Plan.

        In connection with the Merger, the holders of shares of restricted stock were paid $3.25 per share.

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 16—Stock Options (Continued)

        Restricted stock award activity during the year ended December 31, 2012 was as follows:

	Number of Shares	Weighted average Grant-Date Fair Value
Unvested December 31, 2011	81	$6.34
Granted	—	—
Vested	21	6.11
Forfeited	60	6.37

Unvested December 31, 2012	—	$—

        For the years ended December 31, 2012, 2011 and 2010, we recognized net compensation expense of $56, $284 and $967, respectively, for the restricted stock awards.

Note 17—Commitments and Contingencies

Leases

        We lease our operating facilities and equipment under non-cancelable operating leases, which expire at various dates through 2021, and we have a capital lease obligation related to one facility. In addition, we have capital leases for furniture, computer and telephone equipment. The assets under capital leases are included in equipment and fixtures, net, on our consolidated balance sheets are as follows:

	December 31, 2012	December 31, 2011
Furniture and fixtures	$2,940	$2,968
Building improvements	12,797	12,884
Computer equipment	15,718	10,262
Telecom and other equipment	18,919	17,778

	50,374	43,892
Less: accumulated depreciation	(28,338)	(17,917)

	$22,036	$25,975

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 17—Commitments and Contingencies (Continued)

        Future minimum payments under capital and operating leases consist of the following at December 31, 2012:

	Capital Leases	Operating Leases
2013	10,159	37,823
2014	4,798	30,105
2015	1,069	25,162
2016	575	18,379
2017	—	9,313
Thereafter	—	7,703

Total future minimum lease payments	16,601	$128,485
Less amount representing interest	(1,355)

	15,246
Less current portion	(9,279)

Capital lease obligations, net of current portion	$5,967

        Rent expense is included in our consolidated statements of operations in selling, general and administrative expenses as follows:

	Year Ended December 31,
	2012	2011	2010
Rent expense	$48,761	$49,265	$50,176
Market lease reserve amortization	(760)	(3,455)	(4,830)

Net rent expense	$48,001	$45,810	$45,346

Contingencies

        We are self-insured with respect to group medical plan claims by our covered employees based in the United States, subject to an annual insured stop-loss limit on per-member payments of $125. We believe that our self-insurance reserves of $1,200 at December 31, 2012 and $1,424 at December 31, 2011 are adequate to provide for future payments required related to claims prior to that date.

        In connection with the Merger, the Sponsors contributed $16,101 of convertible debt to Parent to fund the Merger. This convertible debt is neither guaranteed nor collateralized by us. In accordance with ASC 805, the debt has been accounted for as an equity transaction at the Parent.

        We are subject to various lawsuits and claims in the normal course of business. In addition, from time to time, we receive communications from government or regulatory agencies concerning investigations or allegations of non-compliance with laws or regulations in jurisdictions in which we operate. Although the ultimate outcome of such lawsuits, claims and investigations cannot be ascertained, we believe, on the basis of present information, that the disposition or ultimate resolution of such claims, lawsuits and/or investigations will not have a material adverse effect on our business,

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 17—Commitments and Contingencies (Continued)

results of operations or financial condition. We establish specific liabilities in connection with regulatory and legal actions that we deem to be probable and estimable, and we believe that our reserves for such liabilities are adequate.

Note 18—Geographic Operations and Concentrations

        We operate in one operating segment and provide services primarily in two regions: "Americas", which includes the United States, Canada, the Philippines, India, China, Nicaragua, the Dominican Republic, and El Salvador; and "EMEA", which includes Europe, the Middle East, and Africa.

        The following table presents geographic information regarding our operations:

	Year Ended December 31,
	2012	2011	2010
Revenue:
Americas
United States	$204,229	$193,385	$201,018
Philippines	207,589	188,021	161,789
Canada	109,920	126,827	121,022
Others	118,309	100,530	104,200

Total Americas	$640,047	$608,763	$588,029
EMEA	220,264	238,144	212,144

Total	$860,311	$846,907	$800,173

	December 31, 2012	December 31, 2011
Total assets:
Americas	$536,149	$545,568
EMEA	67,879	71,128

	$604,028	$616,696

        We derive significant revenues from three clients. At December 31, 2012, three of our largest clients by revenue are global technology companies. The percentage of revenue for clients exceeding 10% of revenue in the years ended December 31, 2012, 2011 and 2010 is as follows:

	Year Ended December 31,
	2012	2011	2010
Microsoft	11%	10%	6%
Dell	9%	12%	16%
Hewlett Packard	8%	10%	12%

        Related accounts receivable from these three clients were 3%, 12% and 7%, respectively, of our total accounts receivable at December 31, 2012 and 6%, 14% and 9%, respectively, of our total accounts receivable at December 31, 2011.

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 19—Guarantor Financial Information

        The Notes are guaranteed by the Company, along with certain of our wholly owned subsidiaries. Such guaranties are full, unconditional and joint and several. Condensed consolidating financial information related to the Company, our guarantor subsidiaries and our non-guarantor subsidiaries as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 are reflected below:

Condensed Consolidating Statement of Operations
For the year ended December 31, 2012

	Parent	Guarantor subsidiaries	Non- Guarantor subsidiaries	Elimination	Total
Net revenue:
Customers	$—	$759,902	$100,409	$—	$860,311
Intercompany	—	(329,157)	356,413	(27,256)	—

	—	430,745	456,822	(27,256)	860,311
Direct cost of revenue
Customers	—	226,802	275,248		502,050
Intercompany	—	24,725	2,531	(27,256)	—

	—	251,527	277,779	(27,256)	502,050
Gross profit	—	179,218	179,043	—	358,261
Operating expenses	3,938	172,006	158,594	—	334,538
Non-operating expenses	31,654	(8,390)	8,139	—	31,403
Equity in earnings of subsidiaries	(10,868)	—	—	10,868	—

Income (loss) before income taxes	(24,724)	15,602	12,310	(10,868)	(7,680)

Provision (benefit) for income taxes	(11,777)	11,251	5,793	—	5,267

Net income (loss)	$(12,947)	$4,351	$6,517	$(10,868)	$(12,947)

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 19—Guarantor Financial Information (Continued)

Condensed Consolidating Statement of Operations
For the year ended December 31, 2011

	Parent	Guarantor subsidiaries	Non- Guarantor subsidiaries	Elimination	Total
Net revenue:
Customers	$—	$693,960	$152,947	$—	$846,907
Intercompany	—	95,849	326,522	(422,371)	—

	—	789,809	479,469	(422,371)	846,907
Direct cost of revenue
Customers	—	223,364	271,062		494,426
Intercompany	—	379,492	42,879	(422,371)	—

	—	602,856	313,941	(422,371)	494,426
Gross profit	—	186,953	165,528	—	352,481
Operating expenses	2,704	181,771	152,868	—	337,343
Non-operating expenses	28,906	(5,176)	8,952	—	32,682
Equity in earnings of subsidiaries	5,538	—	—	(5,538)	—

Income (loss) before income taxes	(37,148)	10,358	3,708	5,538	(17,544)

Provision (benefit) for income taxes	(13,511)	13,957	5,647	—	6,093

Net income (loss)	$(23,637)	$(3,599)	$(1,939)	$5,538	$(23,637)

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 19—Guarantor Financial Information (Continued)

Condensed Consolidating Statement of Operations
For the year ended December 31, 2010

	Parent	Guarantor subsidiaries	Non- Guarantor subsidiaries	Elimination	Total
Net revenue:
Customers	$—	$638,444	$161,729	$—	$800,173
Intercompany	—	(15,877)	292,521	(276,644)	—

	—	622,567	454,250	(276,644)	800,173
Direct cost of revenue
Customers	—	225,867	243,670		469,537
Intercompany	—	236,228	40,416	(276,644)	—

	—	462,095	284,086	(276,644)	469,537
Gross profit	—	160,472	170,164	—	330,636
Operating expenses	6,972	181,129	155,406	—	343,507
Non-operating expenses	25,959	(8,527)	12,780	—	30,212
Equity in earnings of subsidiaries	28,148	—	—	(28,148)	—

Income (loss) before income taxes	(61,079)	(12,130)	1,978	28,148	(43,083)

Provision (benefit) for income taxes	(7,604)	13,768	4,228	—	10,392

Net income (loss)	$(53,475)	$(25,898)	$(2,250)	$28,148	$(53,475)

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 19—Guarantor Financial Information (Continued)

Condensed Consolidating Statement of Comprehensive Income (Loss)
For the year ended December 31, 2012

	Parent	Guarantor subsidiaries	Non- Guarantor subsidiaries	Elimination	Total
Net income (loss)	$(12,947)	$4,351	$6,517	$(10,868)	$(12,947)
Other comprehensive income:
Change in unrealized gain on forward exchange contracts, net of tax	5,689	1,620	4,069	(5,689)	5,689
Change in cumulative translation adjustment	98	348	(250)	(98)	98

Comprehensive income (loss)	$(7,160)	$6,319	$10,336	$(16,655)	$(7,160)

Condensed Consolidating Statement of Comprehensive Income (Loss)
For the year ended December 31, 2011

	Parent	Guarantor subsidiaries	Non- Guarantor subsidiaries	Elimination	Total
Net income (loss)	$(23,637)	$(3,599)	$(1,939)	$5,538	$(23,637)
Other comprehensive income:
Change in unrealized loss on forward exchange contracts, net of tax	(7,764)	(3,515)	(4,249)	7,764	(7,764)
Change in cumulative translation adjustment	(3,561)	(1,320)	(2,241)	3,561	(3,561)

Comprehensive income (loss)	$(34,962)	$(8,434)	$(8,429)	$16,863	$(34,962)

Condensed Consolidating Statement of Comprehensive Income (Loss)
For the year ended December 31, 2010

	Parent	Guarantor subsidiaries	Non- Guarantor subsidiaries	Elimination	Total
Net income (loss)	$(53,475)	$(25,898)	$(2,250)	$28,148	$(53,475)
Other comprehensive income:
Change in unrealized gain on forward exchange contracts, net of tax	5,445	2,129	3,316	(5,445)	5,445
Change in cumulative translation adjustment	(2,820)	(1,620)	(1,200)	2,820	(2,820)

Comprehensive income (loss)	$(50,850)	$(25,389)	$(134)	$25,523	$(50,850)

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 19—Guarantor Financial Information (Continued)

Condensed Consolidating Balance Sheet
As of December 31, 2012

	Parent	Guarantor subsidiaries	Non- Guarantor subsidiaries	Elimination	Total
Assets
Cash and cash equivalents	$6	$9,976	$8,753	$—	$18,735
Accounts receivable, net	—	146,078	18,851	—	164,929
Intercompany receivable	32,391	125,083	96,405	(253,879)	—
Other current assets	3,587	14,878	10,543	—	29,008

Total current assets	35,984	296,015	134,552	(253,879)	212,672
Equipment and fixtures, net and other assets	2,254	48,018	61,995	—	112,267
Investment in subsidiaries	450,176	74,784	16	(524,976)	—
Goodwill and intangible assets, net	—	169,792	109,297	—	279,089

Total assets	$488,414	$588,609	$305,860	$(778,855)	$604,028

Liabilities and Stockholders' Equity
Current liabilities	$5,948	$43,510	$66,727	$—	$116,185
Intercompany payable	41,786	128,645	83,448	(253,879)	—
Long-term liabilities	230,784	31,915	15,248	—	277,947
Total shareholders' equity (deficit)	209,896	384,539	140,437	(524,976)	209,896

Total liabilities and stockholders' equity	$488,414	$588,609	$305,860	$(778,855)	$604,028

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 19—Guarantor Financial Information (Continued)

Condensed Consolidating Balance Sheet
As of December 31, 2011

	Parent	Guarantor subsidiaries	Non- Guarantor subsidiaries	Elimination	Total
Assets
Cash and cash equivalents	$6	$11,143	$12,099	$—	$23,248
Accounts receivable, net	—	141,579	24,384	—	165,963
Intercompany receivable	22,788	94,203	89,121	(206,112)	—
Other current assets	2,614	17,510	7,698	—	27,822

Total current assets	25,408	264,435	133,302	(206,112)	217,033
Equipment and fixtures, net and other assets	4,107	51,356	50,780	—	106,243
Investment in subsidiaries	431,363	74,284	17	(505,664)	—
Goodwill and intangible assets, net	—	181,750	111,670	—	293,420

Total assets	$460,878	$571,825	$295,769	$(711,776)	$616,696

Liabilities and Stockholders' Equity
Current liabilities	$6,025	$51,092	$63,477	$—	$120,594
Intercompany payable	2,397	111,763	91,952	(206,112)	—
Long-term liabilities	239,012	33,757	9,889	—	282,658
Total shareholders' equity (deficit)	213,444	375,213	130,451	(505,664)	213,444

Total liabilities and stockholders' equity	$460,878	$571,825	$295,769	$(711,776)	$616,696

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 19—Guarantor Financial Information (Continued)

Condensed Statements of Cash Flows
For the year ended December 31, 2012

	Parent	Guarantor subsidiaries	Non- Guarantor subsidiaries	Elimination	Total
Net cash provided by (used in) operating activities	$(17,545)	$31,139	$38,373	$—	$51,967
Cash flows from investing activities:
Investment in subsidiaries	—	16,940	(16,940)	—	—
Additions to equipment and fixtures	—	(15,750)	(32,951)	—	(48,701)

Net cash provided by (used in) investing activities	—	1,190	(49,891)	—	(48,701)

Cash flows from financing activities:
Net borrowings (repayments) on line of credit	(10,075)	—	—	—	(10,075)
Net borrowings (repayments) on long term debt	—	1,823	11,752	—	13,575
Net borrowings (repayments) on capital leases	—	(8,939)	(2,721)	—	(11,660)
Net intercompany	27,631	(31,284)	3,653	—	—
Tax payments on withholding of restricted stock	(11)	—	—	—	(11)

Net cash provided by (used in) financing activities	17,545	(38,400)	12,684	—	(8,171)
Effect of exchange rates on cash and cash equivalents	—	4,904	(4,512)	—	392

Net increase (decrease) in cash and cash equivalents	—	(1,167)	(3,346)	—	(4,513)

Cash and cash equivalents, beginning of period	6	11,143	12,099	—	23,248

Cash and cash equivalents, end of period	$6	$9,976	$8,753	$—	$18,735

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 19—Guarantor Financial Information (Continued)

Condensed Statements of Cash Flows
For the year ended December 31, 2011

	Parent	Guarantor subsidiaries	Non- Guarantor subsidiaries	Elimination	Total
Net cash provided by (used in) operating activities	$(4,447)	$15,960	$38,602	$—	$50,115
Cash flows from investing activities:
Investment in subsidiaries	—	(62,809)	62,809	—	—
Additions to equipment and fixtures, net	—	(20,062)	(19,250)	—	(39,312)

Net cash provided by (used in) investing activities	—	(82,871)	43,559	—	(39,312)

Cash flows from financing activities:
Net borrowings (repayments) on line of credit	20,250	—	—	—	20,250
Net borrowings (repayments) on long term debt	—	233	836	—	1,069
Net borrowings (repayments) on capital leases	—	(7,486)	(3,199)	—	(10,685)
Net intercompany	(2,135)	76,952	(74,817)	—	—
Tax withholding on restricted stock	(23)	—	—	—	(23)
Repurchase of common stock	(13,645)	—	—	—	(13,645)

Net cash provided by (used in) financing activities	4,447	69,699	(77,180)	—	(3,034)
Effect of exchange rates on cash and cash equivalents	—	5,924	(8,934)	—	(3,010)

Net increase (decrease) in cash and cash equivalents	—	8,712	(3,953)	—	4,759

Cash and cash equivalents, beginning of period	6	2,431	16,052	—	18,489

Cash and cash equivalents, end of period	$6	$11,143	$12,099	$—	$23,248

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 19—Guarantor Financial Information (Continued)

Condensed Statements of Cash Flows
For the year ended December 31, 2010

	Parent	Guarantor subsidiaries	Non- Guarantor subsidiaries	Elimination	Total
Net cash provided by (used in) operating activities	$(22,321)	$10,653	$34,112	$—	$22,444
Cash flows from investing activities:
Investment in subsidiaries	(106,505)	105,038	1,467	—	—
Additions to equipment and fixtures, net	—	(15,081)	(7,823)	—	(22,904)

Net cash provided by (used in) investing activities	(106,505)	89,957	(6,356)	—	(22,904)

Cash flows from financing activities:
Net borrowings (repayments) on line of credit	9,004	—	—	—	9,004
Net borrowings (repayments) on long term debt	—	(90)	—	—	(90)
Net borrowings (repayments) on capital leases	—	(3,412)	(2,448)	—	(5,860)
Net intercompany	118,968	(100,003)	(18,965)	—	—
Proceeds from issuance of common stock related to pre-emptive rights and stock options	268	—	—	—	268
Tax withholding on restricted stock	(233)	—	—	—	(233)
Proceeds from exercise of warrants	2,307	—	—	—	2,307
Repurchase of warrants	(1,608)	—	—	—	(1,608)

Net cash provided by (used in) financing activities	128,706	(103,505)	(21,413)	—	3,788
Effect of exchange rates on cash and cash equivalents	—	2,131	(1,898)	—	233

Net increase (decrease) in cash and cash equivalents	(120)	(764)	4,445	—	3,561

Cash and cash equivalents, beginning of period	126	3,195	11,607	—	14,928

Cash and cash equivalents, end of period	$6	$2,431	$16,052	$—	$18,489

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012

(In thousands)

Note 20—Subsequent Events

        On February 25, 2013, we completed our acquisition of all of the outstanding share capital of LBM Holdings Limited and the interests in its two subsidiaries, LBM Holdings (UK) Limited and LBM Direct Marketing Limited (collectively, "LBM"), for a purchase price of approximately GBP 29.0 million. LBM is a United Kingdom-based BPO provider servicing large, multinational companies primarily in the UK marketplace. LBM provides a range of out-bound revenue generation services and capabilities for utilities, telecommunications and financial services companies in Europe. LBM has approximately 2,500 employees across 6 locations in England and Northern Ireland.

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Stream Global Services, Inc.

        We have audited the accompanying consolidated balance sheets of Stream Global Services, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2012 and have issued our report thereon dated February 26, 2013, except for the presentation of the Consolidated Statements of Comprehensive Income (Loss), discussed in Note 3 to the consolidated financial statements, as to which the date is June 3, 2013, (included elsewhere in the Form 8-K).

        Our audits also included the financial statement schedule listed in Schedule II of the Form 8-K. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this schedule based on our audits.

        In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
June 3, 2013

 STREAM GLOBAL SERVICES, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(In thousands)

	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Additions Charged to Other Accounts	Write-Offs Net of Recoveries	Balance at End of Period
Allowance for bad debts
For the year ended December 31, 2010	$532	$162	$20	$—	$714
For the year ended December 31, 2011	714	—	—	(451)	263
For the year ended December 31, 2012	263	—	—	(263)	—

QuickLinks

  Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STREAM GLOBAL SERVICES, INC. CONSOLIDATED BALANCE SHEETS (In thousands)
STREAM GLOBAL SERVICES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands)
STREAM GLOBAL SERVICES, INC. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (In thousands)
STREAM GLOBAL SERVICES, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (In thousands)
STREAM GLOBAL SERVICES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
STREAM GLOBAL SERVICES, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2012 (In thousands)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STREAM GLOBAL SERVICES, INC. SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS (In thousands)